Exhibit (h) 1.3

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Amendment to Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated July 1, 2005, RIC hereby advises you that it is creating three new funds to be named 2007 Retirement Distribution Fund, 2007 Accelerated Distribution Fund and 2007 Extended Distribution Fund (the “New Funds”). RIC desires Russell Investment Management Company to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President

Accepted this day of , 2007

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer